Exhibit 99.4

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO OR TO ANY PERSON LOCATED OR RESIDENT IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO DISTRIBUTE THIS ANNOUNCEMENT.

Neither this announcement nor the Consent Solicitation Memorandum constitutes an invitation to participate in the Proposal in any jurisdiction in which, or to any person to or from whom, it is unlawful to make such invitation or for there to be such participation under applicable securities laws. The distribution of this announcement or of the Consent Solicitation Memorandum in certain jurisdictions may be restricted by law. Persons into whose possession this announcement or the Consent Solicitation Memorandum comes are required by the Issuer (as defined below), Citigroup Global Markets Limited and Nordea Bank Abp (the “Solicitation Agents”), Lucid Issuer Services Limited (the “Tabulation Agent”) and Citibank, N.A. (the Fiscal Agent) to inform themselves about, and to observe, any such restrictions.

Announcement of solicitation of consents by

METSO CORPORATION

(incorporated with limited liability in the Republic of Finland)

(the “Issuer”)

in respect of the outstanding

Series 22 EUR 100,000,000 Fixed Rate Notes due 27 June 2022 (ISIN: XS0795500437;

Common Code: 079550043) (the “2022 Notes”)

Series 24 EUR 300,000,000 1.125 per cent. Senior Notes due 13 June 2024 (ISIN: XS1626574708;

Common Code: 162657470) (the “2024 Notes”)

issued under its €1,500,000,000 Euro Medium Term Note Programme

(each a “Series” and together, the “Notes”)

Helsinki, 8 October 2019

Metso Corporation hereby announces the launch of a consent solicitation (the “Consent Solicitation”) to solicit consents from the beneficial holders of the outstanding Notes of each Series (the “Noteholders”) to consider and, if thought fit, pass an extraordinary resolution (each an “Extraordinary Resolution”) at a separate meeting of Noteholders of each Series (each a “Meeting” and together, the “Meetings”) to sanction (a) the substitution of Outotec Oyj (the “New Issuer”) in place of the Issuer as the issuer of the Notes on the Effective Date (as defined herein) (the “Substitution”), (b) the waiver and authorisation of any breach or any alleged breach of certain of the terms and conditions of the Notes as may be caused by, or arise in respect of, the proposed Demerger (as defined herein) and (c) certain waivers in respect of certain statutory rights that such Noteholders may have under Finnish law as may be caused by, or arise in respect of, the proposed Demerger, all as more fully described herein (the “Proposal”).

The Consent Solicitation is being made on the terms and subject to the conditions set out in the Consent Solicitation Memorandum dated 8 October 2019 (the “Consent Solicitation Memorandum”). Capitalised terms used in this announcement but not defined have the meanings given to them in the Consent Solicitation Memorandum.

NOTICE TO U.S. HOLDERS: To the extent that the Consent Solicitation constitutes a deemed exchange of securities, the Consent Solicitation is being made in the United States in compliance with the application requirements of Section 14 of the U.S. Securities Exchange Act of 1934, as amended, and Regulation 14E thereunder, including taking into account the relief available pursuant to Rule 14d-1(c) thereunder. The Consent Solicitation is open to U.S. and non-U.S. holders of the Notes. The Consent Solicitation is subject to disclosure and procedural requirements, including with respect to the offer timetable, settlement procedures and timing of consideration, that are different from those applicable under U.S. domestic tender offer procedures, laws and practice. The Notes and any new securities resulting from the Consent Solicitation have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and any such new securities are being offered and sold pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder. Any new securities resulting from the Consent Solicitation will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act to the same extent as the Notes held by a holder before the Consent Solicitation. The Notes and any new securities resulting from the Consent Solicitation may only be offered and sold pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in accordance with other applicable securities laws.

The Consent Solicitation is made with respect to the securities of a foreign company. The Consent Solicitation is subject to disclosure requirements of a foreign country that are different from those of the United States, and with respect to the transaction timetable and the timing of payments, which are different from those under U.S. domestic tender offer procedures and rules. Financial statements and financial information included or referred to in the Consent Solicitation Memorandum have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the Issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the Issuer may also purchase the Notes in open market or privately negotiated purchases.

The board of directors of the Issuer and the board of directors of the New Issuer propose that the Issuer shall demerge all of the assets, debts and liabilities of the Issuer which relate to, or primarily serve, the Issuer’s minerals business as specified in more detail in the demerger plan dated 4 July 2019 (including appendices, the “Demerger Plan”) (the “Minerals Business”), which shall transfer, without liquidation of the Issuer, to the New Issuer in the manner set forth in the Demerger Plan (the “Demerger”). A copy of the Demerger Plan, including appendices, is set out in Appendix 1 to the Consent Solicitation Memorandum.

The Demerger shall be carried out in compliance with the provisions of Chapter 17 of the Finnish Companies Act (624/2006, as amended) (the “Finnish Companies Act”), and Section 52 c of the Finnish Business Income Tax Act (360/1968, as amended).

The Issuer is submitting the Proposal to the holders of each Series of Notes. The Proposal is submitted separately in respect of each Series of Notes. The passing of an Extraordinary Resolution in respect of one Series of Notes is not conditional upon the passing of an Extraordinary Resolution in respect of the other Series of Notes.

Instruction Fees:

In relation to each Series of Notes, Noteholders who submit or deliver Electronic Voting Instructions voting in favour of an Extraordinary Resolution:

(i)

prior to the Early Instruction Deadline (as set out below) shall be eligible to receive an amount equal to 0.50 per cent. of the principal amount of the Notes which are the subject of the Electronic Voting Instruction (the “Early Instruction Fee”) and

(ii)

on or after the Early Instruction Deadline but prior to the Late Instruction Deadline (as set out below) shall be eligible to receive an amount equal to 0.10 per cent. of the principal amount of the Notes which are the subject of the Electronic Voting Instruction (the “Basic Instruction Fee”), subject in each case to the relevant Extraordinary Resolution being duly passed. Noteholders who submit or deliver Electronic Voting Instructions after the Early Instruction Deadline will not be eligible to receive the Early Instruction Fee and Noteholders who submit or deliver Electronic Voting Instructions after the Late Instruction Deadline will not be eligible to receive the Basic Instruction Fee.

Noteholders who deliver voting instructions other than by way of Electronic Voting Instructions or who deliver Electronic Voting Instructions voting against an Extraordinary Resolution and/or deliver Electronic Voting Instructions after the relevant Fee Instruction Deadline will not be eligible to receive the relevant Instruction Fee. Noteholders who attend the Meeting(s) in person or by proxy will not be eligible to receive the relevant Instruction Fee.

Although the implementation of the Substitution is conditional on the satisfaction of the Implementation Conditions, for the avoidance of doubt, the payment of the Instruction Fees is not conditional on the satisfaction of the Implementation Conditions nor the completion of the Demerger.

THE DEADLINE FOR RECEIPT BY THE TABULATION AGENT OF VOTING INSTRUCTIONS FOR NOTEHOLDERS TO BE ELIGIBLE TO RECEIVE THE EARLY INSTRUCTION FEE IS 4 P.M. (CENTRAL EUROPEAN TIME) ON 18 OCTOBER 2019 (THE “EARLY INSTRUCTION DEADLINE”).

THE DEADLINE FOR RECEIPT BY THE TABULATION AGENT OF VOTING INSTRUCTIONS FOR NOTEHOLDERS TO BE ELIGIBLE TO RECEIVE THE BASIC INSTRUCTION FEE IS 4 P.M. (CENTRAL EUROPEAN TIME) ON 25 OCTOBER 2019 (THE “LATE INSTRUCTION DEADLINE”).

NOTEHOLDERS SHOULD BE AWARE OF ANY EARLIER DEADLINES IMPOSED BY ANY INTERMEDIARY AND THE CLEARING SYSTEM THROUGH WHICH THEY HOLD THEIR NOTES.

Terms of the Proposal

Among other things, the Issuer is requesting that the Noteholders of each Series of Notes sanction:

1.

(a)	the substitution of the New Issuer in place of the Issuer as the issuer of the Notes on the Effective Date;

(b)	the irrevocable and unconditional waiver of any and all of the rights that they may have to make claims against the Issuer (in its capacity as issuer of the Notes) from the Effective Date;

(c)

an acknowledgement and agreement that, with effect from the Effective Date, the Issuer shall not have any obligations or liability whatsoever towards the Noteholders under or in relation to such Series of Notes; and

(d)	all other modifications to the Conditions, the relevant Deed of Covenant or the relevant Agency Agreement as are necessary for or expedient to effect the substitution set out in paragraph (a) above;

2.

(a)

the irrevocable and unconditional waiver and authorisation of any breach or any alleged breach whether caused by the threat of, being in anticipation of, being in connection with, or being as a result of, the proposed Demerger, of the following Conditions of each such Series:

(i)

Condition 13(c)(ii) (Cross-default of Issuer or Material Subsidiary) of the 2022 Notes and Condition 12(c)(ii) (Cross-default of Issuer or Material Subsidiary) of the 2024 Notes, as the case may be; and

(ii)

Condition 13(f)(iv) (Insolvency etc.) of the 2022 Notes and Condition 12(f)(iv) (Insolvency etc.) of the 2024 Notes, as the case may be (insofar as the Demerger contemplates the cessation of a substantial part of the Issuer’s business);

(b)

the irrevocable and unconditional waiver and authorisation of any breach or any alleged breach whatsoever of any other obligation under or in respect of the Notes which may be breached or may be capable of being breached by the threat of, in anticipation of, in connection with, or as a result, of the proposed Demerger;

(c)	that the Conditions shall be deemed amended accordingly; and

(d)

all other modifications to the Conditions as are necessary for or expedient to effect the waivers and authorisations set out above in paragraphs (a) and (b) above and the consummation of the Demerger; and

3.

(a)	the irrevocable and unconditional waiver of their statutory rights to object to the Demerger pursuant to Chapter 17, Section 6 of the Finnish Companies Act; and

(b)

the irrevocable and unconditional waiver of any and all of the rights that they may have to make claims against the Issuer after the Effective Date on the basis of any actual or alleged Secondary Demerger Liability with respect to the Notes.

The Substitution will be implemented by a Deed Poll, subject to satisfaction of the Implementation Conditions as described in the Consent Solicitation Memorandum.

The Meeting for the 2022 Notes will start at 11 a.m. (Central European time) on 30 October 2019 and the Meeting for the 2024 Notes, will start at 11.15 a.m. (Central European time) on 30 October 2019, in each case at the office of Clifford Chance LLP, 10 Upper Bank Street, London E14 5JJ, United Kingdom.

Expected Timetable of Events

The times stated below refer to Central European time on the relevant date or, during the summer time period (as defined in Directive 2000/84/EC), Central European Summer time. Although it is intended that each Meeting in respect of each Series of Notes will take place pursuant to the same timetable set out below, the following should be noted: (a) this timetable assumes that in respect of each Series of Notes (i) a Meeting is quorate on the date on which it is first convened and, accordingly, no adjourned Meetings are required and (ii) new meetings are not convened in respect of such Series of Notes, (b) the relevant Fee Instruction Deadline for each Meeting, among others, can be amended under the terms of the Proposal and (c) all of the dates set out below are subject to change to comply with any earlier deadlines that may be set by the Clearing Systems or any intermediary.

Noteholders holding Notes in the Clearing Systems should take steps to inform themselves of and to comply with the particular practice and policy of the relevant Clearing System. Noteholders who are not direct accountholders in the Clearing Systems should read carefully the provisions set out under “The Solicitation” and “Voting and Quorum” in the Consent Solicitation Memorandum.

Event	Date and Time
Announcement of the Proposal, Notices of Meetings to be given to Noteholders of each Series of Notes and Consent Solicitation Memorandum to be available to Noteholders from the Tabulation Agent (copies of which are obtainable, upon request, free of charge)	8 October 2019

Early Instruction Deadline – latest time and date for receipt by the Tabulation Agent of Electronic Voting Instructions in order for Noteholders to be eligible to receive the Early Instruction Fee	4 p.m. (Central European time) on 18 October 2019

Late Instruction Deadline – latest time and date for receipt by the Tabulation Agent of Electronic Voting Instructions in order for Noteholders to be eligible to receive the Basic Instruction Fee	4 p.m. (Central European time) on 25 October 2019

Time and date of the Meetings	The Meeting for the 2022 Notes will start at 11 a.m. (Central European time) on 30 October 2019 and the Meeting for the 2024 Notes, will start at 11.15 a.m. (Central European time) on 30 October 2019

Notice of the results of the Meetings intended to be given to Noteholders for Series of Notes for which the Meetings were quorate	As soon as reasonably practicable following the relevant Meeting

If an Extraordinary Resolution is passed at any Meeting:

Settlement Date (in respect of a Meeting that was not adjourned) for payment of Instruction Fees to Noteholders who have submitted or delivered Electronic Voting Instructions by the relevant Fee Instruction Deadline and have not (except in the limited circumstances as permitted herein) subsequently revoked or amended such instructions	6 November 2019

Event	Date and Time
If any Meeting is adjourned:

Notice of adjourned Meeting intended to be given to Noteholders	30 October 2019

Latest time and date for delivery of Electronic Voting Instructions through the Clearing Systems for adjourned Meeting	4 p.m. (Central European time) on 8 November 2019

Earliest time and date of adjourned Meeting (if any)	11 a.m. (Central European time) on 13 November 2019

If an Extraordinary Resolution is passed at any adjourned Meeting:

Notice of result of any adjourned Meeting to be given to Noteholders	As soon as reasonably practicable following the relevant Meeting

If an Extraordinary Resolution is passed at any adjourned Meeting:

Settlement Date (in respect of any adjourned Meeting) for payment of Instruction Fees to Noteholders who have submitted or delivered Electronic Voting Instructions by the relevant Fee Instruction Deadline and have not (except in the limited circumstances as permitted herein) subsequently revoked or amended such instructions	20 November 2019

If an Extraordinary Resolution is passed at any Meeting or any adjourned Meeting:

Effective Date on which the Demerger is effected	In the second quarter of 2020, subject to certain conditions as described in the “Background to the Solicitation – Demerger Plan – Conditions for the completion of the Demerger” section of the Consent Solicitation Memorandum (the “Effective Date”)

If the Effective Date occurs, the date on which the Deed Poll will be executed and the Substitution will be implemented	As soon as reasonably practicable following the Effective Date

Notice of the Effective Date and the execution of the Deed Poll and the implementation of the Substitution	As soon as reasonably practicable following the execution of the Deed Poll and the implementation of the Substitution

In respect of each Series of Notes, the above times and dates are indicative only and will depend, among other things, on timely receipt (and non-revocation) of instructions and passing the relevant Extraordinary Resolution at the relevant Meeting. If a Meeting for any Series of Notes is adjourned, the relevant times and dates set out above will be modified accordingly and will be set out in the notice convening such adjourned meeting.

NOTEHOLDERS ARE ADVISED TO CHECK WITH ANY BROKER, DEALER, BANK, CUSTODIAN, TRUST COMPANY OR OTHER TRUSTEE THROUGH WHICH THEY HOLD NOTES WHETHER SUCH BROKER, DEALER, BANK, CUSTODIAN, TRUST COMPANY OR OTHER TRUSTEE WOULD REQUIRE RECEIVING ANY NOTICE OR INSTRUCTIONS PRIOR TO THE DEADLINES SET OUT ABOVE.

Voting and Quorum

To be passed at a Meeting, an Extraordinary Resolution requires a majority of not less than three quarters of the votes cast. If passed, an Extraordinary Resolution shall be binding on all the Noteholders, whether or not present at the Meeting, and each of them shall be bound to give effect to it accordingly.

The quorum required at a Meeting of each Series of Notes shall be two or more persons present in person holding Notes or voting certificates or being proxies and holding or representing in the aggregate not less than three quarters in principal amount of the Notes of the Series in respect of which the Meeting is convened for the time being outstanding.

If within 15 minutes after the time fixed for the Meeting a quorum is not present, the Meeting shall stand adjourned to such date, being not less than 14 days nor more than 42 days later, and to such place as the chairman may decide.

At least 10 days’ notice of an adjourned Meeting shall be given, in the same manner as for the original Meeting. Notice of the adjourned meeting shall state the quorum required at the adjourned meeting.

At any adjourned Meeting, two or more persons present in person holding Notes or voting certificates or being proxies and holding or representing in the aggregate not less than one quarter in principal amount of the Notes of the Series in respect of which the Meeting is convened for the time being outstanding shall form a quorum and may pass any resolution and decide upon all matters which could properly have been dealt with at the original Meeting had a quorum been present at such meeting.

If the Meeting is adjourned for lack of quorum, it is the intention of the Issuer to arrange for a notice convening the adjourned Meeting to be given as soon as reasonably practicable (in accordance with the Meeting Provisions (as defined in the Consent Solicitation Memorandum)) following such adjournment.

Electronic Voting Instructions given and voting certificates obtained by Noteholders in respect of the Meeting shall remain valid for such adjourned Meeting unless, in the case of Electronic Voting Instructions, revoked or amended in the limited circumstances permitted herein or, in the case of voting certificates, surrendered not less than 48 hours (as defined in the relevant Agency Agreement) before the time appointed for any adjourned meeting.

Further Details of the Consent Solicitation

Noteholders may, at any time during normal business hours on any weekday (Saturdays, Sundays and bank and other public holidays in the relevant jurisdiction excepted) prior to the Meetings, inspect copies of the Consent Solicitation Memorandum at the specified offices of the Issuer and the Tabulation Agent set out below.

Additionally, an investor presentation will be available until 25 October 2019 through using the following access details: www.netroadshow.com/nrs/home/#!/?show=105e07d8 (recommended) OR visit www.netroadshow.com and enter the entry code: MetsoOutotec2019 (not-case sensitive).

Any questions regarding the terms of the Proposal or the Consent Solicitation may be directed to the Issuer, the Solicitation Agents or the Tabulation Agent at the addresses and telephone numbers specified below:

The Issuer is:

METSO CORPORATION

Töölönlahdenkatu 2

Helsinki

FI-00100

Finland

Telephone: +358 20 484 100

Email: minna.helppi@metso.com / mikko.vainikka@metso.com

Facsimile: +358 20 484 3141

Attention: Minna Helppi / Mikko Vainikka

The Solicitation Agents are:

CITIGROUP GLOBAL MARKETS LIMITED

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom

Telephone: +44 20 7986 8969

Email: liabilitymanagement.europe@citi.com

Attention: Liability Management Group

NORDEA BANK ABP

Satamaradankatu 5

Helsinki

FI-00020 NORDEA

Finland

Telephone: +45 6161 2996

E-mail: nordealiabilitymanagement@nordea.com

Attention: Nordea Liability Management

The Tabulation Agent is:

LUCID ISSUER SERVICES LIMITED

Tankerton Works

12 Argyle Walk

London WC1H 8HA

United Kingdom

Telephone: + 44 20 7704 0880

Email: metso@lucid-is.com

Attention: David Shilson

The Fiscal Agent and the Paying Agent is:

CITIBANK, N.A.

Citigroup Centre, Canada Square

Canary Wharf

London E14 5LB

United Kingdom

Telephone: +353 1 622 0866

Email: ppapayments@citi.com

Facsimile: +353 1 622 2210

Attention: PPA Payments

DISCLAIMER:

The Solicitation Agents and the Tabulation Agent do not take any responsibility for the contents of this announcement or the Consent Solicitation Memorandum. None of the Solicitation Agents or the Tabulation Agent, nor any of their respective affiliates, makes any recommendation to Noteholders as to whether or not to agree to the Proposal or to vote in favour of the Extraordinary Resolutions.